Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Melissa Napier	Sara Matheu
847.720.2767	847.720.2392
Melissa.Napier@usfoods.com	sara.matheu@usfoods.com

US Foods Completes Secondary Offering and Concurrent Share Repurchase

Pietro Satriano appointed Chairman; Bob Dutkowsky appointed Lead Independent Director

ROSEMONT, Ill. (BUSINESS WIRE) December 4, 2017 – US Foods Holding Corp. (NYSE: USFD), today announced the closing of its secondary public offering of 39,955,545 shares of common stock by investment funds associated with Clayton, Dubilier & Rice, LLC and Kohlberg Kravis Roberts & Co. L.P. (collectively, the “Selling Stockholders”). The offering also included the company’s repurchase of 10,000,000 shares of common stock from the underwriter at $28.00 per share. The company did not sell any stock in this transaction and did not receive any proceeds from the sale of the shares by the Selling Stockholders.

With the completion of this secondary offering, the Selling Stockholders have fully exited their positions in the company and are no longer entitled to designate nominees to the company’s Board of Directors. As a result, John Compton and Rick Schnall, designees of Clayton, Dubilier & Rice, LLC, and Nate Taylor, a designee of Kohlberg Kravis Roberts & Co. L.P., have resigned from the Board of Directors.

Along with these changes, Pietro Satriano, current President and Chief Executive Officer, has been appointed Chairman of the Board. Satriano has served as President and Chief Executive Officer of the company and a member of the Board of Directors since July 2015. He joined US Foods in 2011 and previously held the role of Chief Merchandising Officer.

“On behalf of the board and management team, I’d like to thank John, Rick and Nate for their significant contributions to US Foods. Their counsel and support have been invaluable in shaping our company’s success,” said Satriano. “I am honored to be appointed Chairman and want to thank the board for the opportunity. I look forward to collaborating with the board as we continue to execute our Great Food. Made Easy. strategy.”

In addition, Robert “Bob” Dutkowsky has been appointed Lead Independent Director. Dutkowsky became a director of the company in January 2017 and currently serves as Chairman of the Nominating and Corporate Governance Committee. He is currently Chairman and Chief Executive Officer of Tech Data Corporation, one of the world’s largest wholesale technology distributors.

“In my new role, I remain committed to promoting sound governance practices and helping US Foods drive continued growth and value for our customers, employees and shareholders,” said Dutkowsky.

The US Foods Board of Directors now consists of six members. As previously announced, Ann E. Ziegler, Senior Vice President and Chief Financial Officer of CDW Corporation, will join the board effective January 1, 2018, which will bring the size of the board to seven members.

About US Foods

US Foods is one of America’s great food companies and a leading foodservice distributor, partnering with approximately 250,000 restaurants and foodservice operators to help their businesses succeed. With nearly 25,000 employees and more than 60 locations, US Foods provides its customers with a broad and innovative food offering and a comprehensive suite of e-commerce, technology and business solutions. US Foods is headquartered in Rosemont, Ill. and generates approximately $23 billion in annual revenue. Visit usfoods.com to learn more.

Source: US Foods

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